UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported):     November 28, 2005

Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S Employer Identification No.)
3300 Hyland Avenue
Costa Mesa, California 92626
(Address of principal executive offices) (Zip Code)
(714) 545-0100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On November 28, 2005, Valeant Pharmaceuticals North America (the “Company”), a wholly owned subsidiary of Valeant Pharmaceuticals International, entered into a product purchase agreement with InterMune, Inc. pursuant to which it agreed to acquire all of InterMune, Inc.’s rights and business related to Infergen (R) (interferon alfacon-1), which is indicated as monotherapy for the treatment of hepatitis C viral infections in patients with compensated liver disease who tolerated previous interferon therapy and did not respond or relapsed following discontinuation of treatment. Under the terms of the purchase agreement, the Company will pay InterMune $113.5 million in cash upon closing, plus subsequent milestone and other payments of up to $22.5 million. The Company will also acquire an estimated $6.5 million in inventory from InterMune. The consummation of the transaction is subject to customary closing conditions, including the expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
The foregoing summary of the material terms of the product purchase agreement referred to above is qualified in its entirety by reference to the text of that agreement, which will be filed as an exhibit to the Company’s periodic or current report pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: November 29, 2005	By:	/s/ Eileen C. Pruette
Eileen C. Pruette
Executive Vice President, General Counsel